COMMUNICATIONS POLICY

ALMADEN MINERALS LTD.

(THE “COMPANY”)

1.

Purpose of the Communications Policy

The purpose of the Company’s Communications Policy is to ensure that the Company:

(a)

Controls the communications between the Company and its external stakeholders;

(b)

Complies with its continuous and timely disclosure obligations; and

(c)

Avoids selective disclosure of Company information.

2.

Disclosure of Material Information

2.1

Determination of Whether Information is Material

Information about the Company is considered to be material if it has a significant effect or would reasonably be expected to have a significant effect on the market price of the Company’s securities.1 The determination of whether information is material is subjective. The list of events set forth in Appendix “A”, although not exhaustive, should be considered in making the determination of whether information is material.

2.2

Method and Content of Disclosure of Material Information

The Company shall disclose all material information to external stakeholders as soon as practicable after the event, giving rise to the material information, has occurred. All material information shall be disclosed via press release, using a news service approved by the Toronto Stock Exchange. The material information shall also be posted on the Company’s website.

The press release shall include sufficient information to enable external stakeholders to understand the nature and timing of the event giving rise to the material information as well as to allow such stakeholders to make an informed assessment of the effect of the material information on the market price of the Company’s securities.

2.3

Responsibility for Disclosure of Material Information

The Chief Executive Officer (“CEO”) shall have responsibility for the disclosure of material information. This individual has responsibility for the disclosure of material information because, by virtue of his position within the Company:

(a)

He is completely familiar with the operations of the Company;

(b)

He is continuously up-to-date on pending material developments within the Company; and

(c)

He has sufficient understanding of the disclosure rules to enable him to determine whether information is material and hence requires disclosure.

1 Section 423.6 of the Toronto Stock Exchange Company Manual.

In the event of an absence of the  CEO, a director or officer designated by the CEO shall be responsible for the disclosure of material information.

The CEO is the only individual authorized to communicate with analysts, shareholders and other stakeholders regarding the material disclosed by the Company. By establishing this restriction, the Company ensures that:

(a)

A consistent message is delivered to external stakeholders regarding Company matters;

(b)

Only information authorized to be disclosed to external stakeholders is disclosed; and

(c)

Selective disclosure of material information is avoided.

In certain circumstances, the CEO may, on a case-by-case basis delegate his responsibility for external communication to other suitably qualified individuals within the Company. However, without such explicit delegation, external communication is restricted to the CEO.

Where a news release contains information based on the Company’s financial statements prior to the release of such statements, such news release should first be reviewed by the audit committee.

3.

Selective Disclosure

Selective disclosure of the Company information is prohibited except where such disclosure is in the “necessary course of business”.* It is for this reason that communications with external stakeholders are restricted to a limited number of individuals within the Company, as outlined in section 2.3 of this Policy.

* See National Policy 51-201 Disclosure Standards.

In the event of inadvertent disclosure of material information to an external stakeholder, the Company shall, as soon as practicable after the disclosure, issue a press release to inform all external stakeholders of the material information.

4.

Maintaining Confidentiality

The Company shall provide to all employees on-going education on the importance of maintaining the confidentiality of Company information and on the protocol to be followed in the event that they are asked (whether orally, in writing or electronically) by external stakeholders or others to comment on the Company’s material or confidential information.

5.

Electronic Communications

The CEO shall have responsibility for ensuring that the Company’s material information and investor information on the Company website is accurate and up-to-date. Investor information shall be maintained in a separate area of the Company website to ensure a distinction with the promotional areas of the website.

The Company shall not post financial analyst reports on the Company website as to do so may create the impression that the Company endorses the contents of the reports.

Company directors, officers and employees are prohibited from participating in discussions about the Company on electronic chat rooms or news groups. Chat rooms or news groups may be the genesis for rumors about the Company, which may or may not be factual. The Company, its directors, officers and employees shall not respond to such rumors on the chat rooms or news groups.

6.

Rumors

If a rumor (whether from a chat room, news group or other, non-electronic source) is circulating about the Company and the Company is concerned that it may have a material impact on the market price of the Company’s shares, then:

(a)

The CEO shall contact Market Surveillance at the Toronto Stock Exchange to advise them of the situation;

(b)

The Company shall consider the requirements of issuing a clarifying press release to quell the rumor, in accordance with the provisions of section 2 of this Policy.

APPENDIX “A”

Examples of Information That May Be Material

(Reproduced from National Policy 51-201)

Changes in Corporate Structure

  changes in share ownership that may affect control of the company major reorganizations, amalgamations, or mergers

  take-over bids, issuer bids, or insider bids

Changes in Capital Structure

  the public or private sale of additional securities

  planned repurchases or redemptions of securities

  planned splits of common shares or offerings of warrants or rights to buy shares any share consolidation, share exchange, or stock dividend changes in a company’s dividend payments or policies

  the possible initiation of a proxy fight

  material modifications to the rights of security holders

Changes in Financial Results

  a significant increase or decrease in near-term earnings prospects unexpected changes in the financial results for any period shifts in financial circumstances such as cash flow reductions, major asset write-offs or write-downs changes in the value or composition of the company’s assets any material change in the company’s accounting policies

Changes in Business and Operations

  any development that effects the Company’s resources, technology, products or markets a significant change in capital investment plans or corporate objectives major labour disputes or disputes with major contractors or suppliers significant new contracts, products, patents, or services or significant losses or contracts or business significant discoveries by resources companies

  changes to the board of directors or executive management (CEO, CFO, COO or president)

  the commencement of, or developments in, material legal proceedings or regulatory matters waivers of corporate ethics and conduct rules for officers, directors and other key employees any notice that reliance on a prior audit is no longer permissible de-listing of the company’s securities or their movement from one quotation system or exchange to another.

Acquisitions and Dispositions

significant acquisitions or dispositions of assets, property or joint venture interests acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

  the borrowing or lending of a significant amount of money

  any mortgaging or encumbering of the company’s assets

  defaults under debt obligations, agreements to restructure debt, or planning enforcement procedures by a bank or any other creditors changes in rating agency decisions

  significant new credit arrangement